Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

ProShares Trust III

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	exchange-traded vehicle security	ProShares Ethereum ETF Common Units of Beneficial Interest	457(u)	(1)	(1)	(1)		(1)

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					(1)		(1)

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							(1)

(1) An indeterminate number of the securities is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(d) and 457(u), the registrant is deferring payment of all of the registration fee and will pay the registration fee subsequently on an annual basis.